Exhibit 99.1

National & Retail Trades and First Call

For release: April 10, 2008 at 8:30 AM (EDT)

KOHL'S CORPORATION REPORTS MARCH COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) – April 10, 2008 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the five-week period ended April 5, 2008 decreased 7.9 percent over the five-week period ended April 7, 2007. On a comparable store basis, sales decreased 15.5 percent.  For the nine weeks ended April 5, 2008, total sales decreased 3.2 percent and comparable store sales decreased 11.1 percent.

Larry Montgomery, Kohl’s Chairman and Chief Executive Officer, commented, “Sales in weather-sensitive businesses such as shorts,  tanks, polos and sandals experienced significant declines on a comparable store basis, contributing to our sales shortfall.  We have been conservative in our inventory planning and expense management and will continue to do so until the environment improves.”

The Company now expects its first quarter comparable sales to be in the negative high-single digit range and its earnings to be $0.40 to $0.42 per diluted share.

	Sales Summary
	($ in millions)
	Fiscal Period Ended		% Change This Year
	April 5,	April 7,	All	Comp
	2008	2007	Stores	Stores

March	$ 1,425.7	$ 1,547.7	-7.9%	-15.5%
YTD	$ 2,397.3	$ 2,477.0	-3.2%	-11.1%

On April 5, 2008, the Company operated 943 stores in 47 states, compared to 824 in 45 states at the same time last year.

The Company celebrates the grand opening of fourteen new stores today.  The balance of its planned 70-75 stores for 2008 are expected to open in the third fiscal quarter, including its initial entry into the Miami-Ft. Lauderdale market.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, April 10 until 8:30 PM EDT on Friday, April 11.  The toll-free dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. By the end of April, Kohl’s will operate 957 stores in 47 states, and in the fall of 2008, Kohl’s will celebrate the opening of its 1,000th store. A company committed to the communities it serves Kohl’s has raised more than $102 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464